Exhibit 3.1 - Amendment to Certificate of Incorporation

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               TALRAM CORPORATION

         TALRAM CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted the following resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

         RESOLVED, that the Certificate of Incorporation of Talram Corporation be amended by changing Paragraph First to read as follows:

FIRST:   The name of this corporation shall be:

                               CHINA AUTOPARTS, INC.

         SECOND: The foregoing amendment was duly approved and adopted by the directors and stockholders of said corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, I have made, signed and subscribed this Certificate of Amendment this 22nd day of April 2004, and affirm that the statements contained herein are true under penalties of perjury.



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                                        Joel Schonfeld, President